Exhibit 5
Miller Nash llp
3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
March 22, 2006
West Coast Bancorp
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
     Subject: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to West Coast Bancorp (the “Company”) in the proposed merger (the “merger”) of Mid-Valley Bank (“Mid-Valley”) into a wholly owned banking subsidiary of the Company, and the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) covering 768,231 shares of the Company’s common stock (the “Shares”), which represents the maximum number of Shares to be issued to Mid-Valley shareholders in the merger in exchange for their shares of Mid-Valley common stock.
     In the course of our representation, we have examined the Registration Statement, the agreement and plan of merger governing the merger (including all exhibits, attachments, and amendments thereto), the Company’s Articles of Incorporation and Bylaws, and minutes of meetings of the Company’s board of directors. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed necessary or relevant as a basis for our opinion set forth herein. We have relied as to matters of fact on the above described documents.
     Based on the foregoing and subject to the qualifications and exceptions described elsewhere in this letter, it is our opinion that the Shares have been duly authorized by the Company and that, when Shares have been issued in the merger in the manner described in the Registration Statement while the Registration Statement is effective, such Shares will be validly issued, fully paid, and nonassessable.
     This opinion is limited to the laws of the State of Oregon and applicable federal laws of the United States of America and to the facts as they exist on the date of this opinion.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Opinions” in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, and the rules and regulations of the SEC.
Very truly yours,
/s/ MILLER NASH llp